EXHIBIT A


 FIRST TRUST EXCHANGE-TRADED FUND II

FUNDS                                                                               DATE
First Trust Dow Jones STOXX(R) European Select Dividend Index Fund              January 31, 2011
First Trust FTSE EPRA/NAREIT Global Real Estate Index Fund                      January 31, 2011
First Trust Dow Jones Global Select Dividend Index Fund                         January 31, 2011
First Trust Europe Select AlphaDEX(TM) Fund                                     January 31, 2011
First Trust Japan Select AlphaDEX(TM) Fund                                      January 31, 2011
First Trust ISE Global Wind Energy Index Fund                                   January 31, 2011
First Trust ISE Global Engineering and Construction Index Fund                  January 31, 2011
First Trust NASDAQ(R) Clean Edge(R) Smart Grid Infrastructure Index Fund        November 9, 2011